News Release

For Immediate Release:	For More Information,
May 1, 2012	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today a net loss available to common shareholders of $5.9 million, or ($0.35) per diluted common share, for the three months ended March 31, 2012 compared to net income available to common shareholders of $5.3 million, or $0.32 per diluted common share, for the same period in 2011. The net loss reported for the first quarter of 2012 was caused primarily by a higher provision for loan losses related to non-covered loans.

Also impacting comparability from 2011 to 2012 was a significant gain recorded by the Company in 2011. In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina. The after-tax impact of this gain was $6.2 million, or $0.37 per diluted common share.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which do not have any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% due to the corresponding adjustments made to the indemnification asset.

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Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2012 did not vary significantly compared to the first quarter of 2011, amounting to $32.1 million in the first quarter of 2012 compared to $32.3 million in the first quarter of 2011.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the first quarter of 2012 was 4.59% compared to 4.62% for the first quarter of 2011. The slightly lower margin was primarily due to an average earning asset yield that decreased by more than the decline in the average rate paid on liabilities. This was primarily a result of the mix of the Company’s earning assets being more concentrated in lower yielding short-term investments in 2012 compared to a larger concentration of higher yielding loans and securities in 2011.

The 4.59% net interest margin realized in the first quarter of 2012 was a four basis point increase from the 4.55% margin realized in the fourth quarter of 2011. The increase was primarily a result of higher amounts of discount accretion on loans purchased in failed bank acquisitions recognized during the respective periods. As previously discussed, the impact of the changes in discount accretion on pretax income is only 20% of the gross amount of the change. See page 4 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments, including discount accretion on purchased loans.

Provision for Loan Losses and Asset Quality

For the three months ended March 31, 2012, the Company recorded total provisions for loan losses of $21.6 million compared to $11.3 million for the same period of 2011.

The large increase in 2012 related to the Company’s non-covered loans, with the provision for loan losses on non-covered loans amounting to $18.6 million in the first quarter of 2012 compared to $7.6 million in the first quarter of 2011.  The higher provision for loan losses related to non-covered loans was primarily a result of an internal review that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believes may lead to a more timely resolution of the related credits.

The Company’s provisions for loan losses for covered loans amounted to $3.0 million and $3.8 million for the three months ended March 31, 2012 and 2011, respectively. The lower provision in 2012 was due to a decline in covered nonperforming loans resulting from the resolution of these loans through a combination of charge-offs and foreclosures. The majority of the provisions for loan losses on covered loans in 2011 and 2012 relate to loans assumed in the Company’s June 2009 acquisition of Cooperative Bank. As previously discussed, the provision for loan losses related to covered loans is offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income.

Total non-covered nonperforming assets have remained fairly stable over the past five quarter ends, ranging from $116 million to $122 million, or approximately 4.0% of total non-covered assets at March 31, 2012.

Covered nonperforming assets have generally declined over that same period, amounting to $135 million at March 31, 2012 compared to $169 million at March 31, 2011.

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Noninterest Income

Total noninterest income was $5.3 million in the first quarter of 2012 compared to $14.2 million for the first quarter of 2011. The decrease in 2012 compared to 2011 was primarily the result of the previously discussed $10.2 million bargain purchase gain recorded in the acquisition of The Bank of Asheville during the first quarter of 2011.

The Company continues to experience losses and write-downs on its foreclosed properties due to declining property values in its market area. For the first quarter of 2012, these losses amounted to $4.5 million for covered properties compared to $4.9 million in the first quarter of 2011. Losses on non-covered foreclosed properties amounted to $0.7 million for the first quarter of 2012 compared to $1.4 million in 2011.

As previously discussed, indemnification asset income is recorded to reflect additional amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. For the first quarter of 2012, indemnification asset income totaled $4.1 million compared to $5.0 million in the first quarter of 2011.

The Company recorded $0.5 million in gains on sales of securities during the first quarter of 2012 compared to an insignificant amount in 2011.

Noninterest Expenses

Noninterest expenses amounted to $24.4 million in the first quarter of 2012, a 2.7% decrease from the $25.0 million recorded in the same period of 2011.

Personnel expense for the three months ended March 31, 2012 amounted to $14.1 million, a 9.1% increase from the $12.9 million recorded in the first quarter of 2011. Within this line item, salaries expense was $10.2 million for the first quarter of 2012 compared to $9.7 million in the first quarter of 2011. Salaries expense for the fourth quarter of 2011 was $10.4 million.

Also within the line item “personnel expense” is employee benefits expense, which was $3.9 million in the first quarter of 2012 compared to $3.2 million in the first quarter of 2011. The higher level of expense in 2012 was primarily due to higher employee health care expense as a result of higher claims activity and increased pension expense as a result of a lower actuarial discount rate used to determine the amount of required expense.

Other operating expenses amounted to $7.2 million for the first quarter of 2012 compared to $8.8 million in the first quarter of 2011. Two of the largest categories of expense within this line item are collection expenses and FDIC insurance expense, both of which decreased in the first quarter of 2012 compared to the first quarter of 2011. Collection expenses on non-covered assets amounted to $0.6 million for the three months ended March 31, 2012 compared to $0.8 million recorded in the first quarter of 2011. Collection expenses on covered assets (net of FDIC reimbursement) amounted to $0.5 million for the first quarter of 2012 and $0.8 million for the first quarter of 2011.

FDIC insurance expense amounted to $0.7 million for the three months ended March 31, 2012 compared to $1.3 million for the comparable period in 2011. The decrease in FDIC insurance expense in 2012 was due to a change in the FDIC’s assessment methodology effective April 1, 2011 that was favorable for the Company.

In the first quarter of 2012, the Company recorded severance expenses of $0.4 million as an “other noninterest expense,” and in the first quarter of 2011, the Company recorded a fraud loss of $0.6 million in this same line item.

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Balance Sheet and Capital

Total assets at March 31, 2012 amounted to $3.3 billion, a 1.9% decrease from a year earlier. Total loans at March 31, 2012 amounted to $2.4 billion, a 2.0% decrease from a year earlier, and total deposits amounted to $2.8 billion at March 31, 2012, a 0.5% decrease from a year earlier.

As shown on the balance sheet of the Financial Summary, since March 31, 2011, the Company’s level of interest-bearing checking accounts has increased by $119 million, or 34.0%, while repurchase agreements have declined from $73 million at March 31, 2011 to zero at March 31, 2012. During the second half of 2011, the Dodd-Frank Act repealed the prohibition of banks paying interest on commercial deposit accounts. Accordingly, business customers could earn interest on their funds without the need to enter into repurchase agreements. This resulted in a shift of funds from repurchase agreements into interest-bearing checking accounts in December 2011, which contributed to the variances in those accounts when comparing March 31, 2012 to March 31, 2011. Another impact of this shift is that the yield on other interest bearing liabilities increased significantly in the first quarter of 2012 as a result of the relatively lower yielding repurchase agreements shifting to the “interest bearing deposit” category, with borrowings (which generally pay a higher rate than repurchase agreements) being the only remaining component of the “other interest bearing liabilities” line item.

Since the onset of the recession, the Company has generally experienced declines in loans and deposits. Normal loan paydowns and loan foreclosures have exceeded new loan growth, which has provided the liquidity to lessen reliance on high cost deposits. However, for the past three quarters this trend has reversed and the Company has experienced sequential growth in its non-covered loan portfolio, which has increased by $54 million since June 30, 2011, or 2.6%. The Company is actively pursuing lending opportunities in order to improve its asset yields, as well as to potentially decrease the dividend rate on its preferred stock, as discussed in the following paragraph.

In September 2011, the Company issued $63.5 million in preferred stock to the U.S. Treasury as part of the Company’s participation in the Small Business Lending Fund (“SBLF”). The goal of the SBLF is to incentivize healthy banks to make loans to small businesses. Depending on the Bank’s success in making small business loans, the dividend rate on the preferred stock could range from 5% to as low as 1% for several years. For the second quarter of 2012, the Company expects to pay a dividend rate of approximately 4.8%.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at March 31, 2012 of 16.34% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.29% at March 31, 2012, a decrease of 13 basis points from a year earlier.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “While we are disappointed with the quarterly loss, the underlying fundamentals of our company remain strong, including a strong net interest margin and high capital levels. The high provision for loan losses that drove our loss was not the result of any major surprises that occurred during the quarter, but rather a more conservative view of probable losses involving problem loans that we have been closely monitoring.”

Mr. Ocheltree also stated, “We announced yesterday that we have reached an agreement to acquire a branch of Gateway Bank in Wilmington, North Carolina. I look forward to welcoming our new customers. We’ll be in touch with customers soon regarding the details and timing of the transition to First Bank.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On April 30, 2012, the Company reported that it had reached an agreement to assume all of the deposits and acquire certain loans of the Gateway Bank & Trust Co. branch located in Wilmington, North Carolina. The acquired accounts will be transferred to one of the Company’s existing branches that is located nearby. The transaction is subject to regulatory approval and is expected to occur in the third quarter of 2012.

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•	On March 5, 2012, the Kill Devil Hills, North Carolina branch located at 2007 S. Croatan Highway re-opened after extensive renovations.

•	The Company expects to open a new branch in Salem, Virginia in July 2012. This branch will represent the Company’s 7th branch in southwestern Virginia.

•	The Company is relocating its Biscoe, North Carolina branch and expects completion of the new building in the fall of 2012.

•	The Company expects to complete the relocation of its branch in Fort Chiswell, Virginia in October 2012.

•	On October 24, 2011, the Company reported that it had reached an agreement to purchase eleven coastal branches from Waccamaw Bank, headquartered in Whiteville, North Carolina. The application for regulatory approval for this transaction has been submitted and is pending.

•	On March 9, 2012, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 25, 2012 to shareholders of record on March 31, 2012. This is the same dividend rate as the Company declared in the first quarter of 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

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First Bancorp and Subsidiaries Financial Summary – page 1

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,042	36,807
Interest on investment securities	1,751	1,932
Other interest income	139	90
Total interest income	36,932	38,829	(4.9%	)
Interest expense
Interest on deposits	4,293	6,003
Other, primarily borrowings	548	512
Total interest expense	4,841	6,515	(25.7%	)
Net interest income	32,091	32,314	(0.7%	)
Provision for loan losses – non-covered loans	18,557	7,570	145.1%
Provision for loan losses – covered loans	2,998	3,773	(20.5%	)
Total provision for loan losses	21,555	11,343	90.0%
Net interest income after provision for loan losses	10,536	20,971	(49.8%	)
Noninterest income
Service charges on deposit accounts	2,847	2,645
Other service charges, commissions, and fees	2,192	1,915
Fees from presold mortgages	411	295
Commissions from financial product sales	383	355
Gain from business acquisition	—	10,196
Foreclosed property losses and write-downs – covered	(4,547)	(4,934)
Foreclosed property losses and write-downs – non-covered	(688)	(1,353)
Indemnification asset income, net	4,105	5,040
Securities gains	452	14
Other gains	194	20
Total noninterest income	5,349	14,193	(62.3%	)
Noninterest expenses
Personnel expense	14,088	12,913
Occupancy and equipment expense	2,851	2,734
Intangibles amortization	223	224
Merger expenses	—	351
Other operating expenses	7,213	8,821
Total noninterest expenses	24,375	25,043	(2.7%	)
Income (loss) before income taxes	(8,490)	10,121	n/m
Income taxes (benefit)	(3,308)	3,746	n/m
Net income (loss)	(5,182)	6,375	n/m

Preferred stock dividends	(760)	(813)
Accretion of preferred stock discount	—	(229)

Net income (loss) available to common shareholders	$(5,942)	5,333	n/m

Earnings (loss) per common share – basic	$(0.35)	0.32	n/m
Earnings (loss) per common share – diluted	(0.35)	0.32	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$32,091	32,314
Tax-equivalent adjustment (1)	387	385
Net interest income, tax-equivalent	$32,478	32,699	(0.7%	)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2012		2011
Return on average assets (1)	(0.72%	)	0.65%
Return on average common equity (2)	(8.39%	)	7.54%
Net interest margin – tax-equivalent (3)	4.59%		4.62%
Net charge-offs to average loans – non-covered	1.49%		1.97%

COMMON SHARE DATA
Cash dividends declared – common	$0.08		0.08
Stated book value – common	16.23		16.90
Tangible book value – common	12.13		12.72
Common shares outstanding at end of period	16,937,641		16,824,489
Weighted average shares outstanding – basic	16,924,616		16,813,941
Weighted average shares outstanding – diluted	16,924,650		16,841,787

CAPITAL RATIOS
Tangible equity to tangible assets	8.23%		8.37%
Tangible common equity to tangible assets	6.29%		6.42%
Tier I leverage ratio	9.97%		10.04%
Tier I risk-based capital ratio	15.07%		15.50%
Total risk-based capital ratio	16.34%		16.76%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,302,072		3,346,690
Loans	2,430,893		2,502,011
Earning assets	2,846,972		2,872,041
Deposits	2,779,511		2,791,250
Interest-bearing liabilities	2,569,271		2,638,476
Shareholders’ equity	348,194		351,952

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Net interest income – tax-equivalent (1)	$32,478	32,314	33,878	34,868	32,699
Taxable equivalent adjustment (1)	387	394	389	388	385
Net interest income	32,091	31,920	33,489	34,480	32,314
Provision for loan losses – non-covered	18,557	6,907	6,441	7,607	7,570
Provision for loan losses – covered	2,998	2,971	2,705	3,327	3,773
Noninterest income	5,349	3,423	3,486	5,114	14,193
Noninterest expense	24,375	24,192	23,958	22,913	25,043
Income (loss) before income taxes	(8,490)	1,273	3,871	5,747	10,121
Income tax expense (benefit)	(3,308)	289	1,314	2,021	3,746
Net income (loss)	(5,182)	984	2,557	3,726	6,375
Preferred stock dividends	760	794	815	812	813
Accretion of preferred stock discount	—	—	2,474	229	229
Net income (loss) available to common shareholders	(5,942)	190	(732)	2,685	5,333

Earnings (loss) per common share – basic	(0.35)	0.01	(0.04)	0.16	0.32
Earnings (loss) per common share – diluted	(0.35)	0.01	(0.04)	0.16	0.32

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary - page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At March 31, 2012	At Dec. 31, 2011	At March 31, 2011	One Year Change
Assets
Cash and due from banks	$58,001	80,341	59,985	(3.3%	)
Interest bearing deposits with banks	235,340	135,826	197,035	19.4%
Total cash and cash equivalents	293,341	216,167	257,020	14.1%

Investment securities	216,248	240,614	249,815	(13.4%	)
Presold mortgages	7,003	6,090	2,696	159.8%

Loans – non-covered	2,094,524	2,069,152	2,045,998	2.4%
Loans – covered by FDIC loss share agreements	342,100	361,234	440,212	(22.3%	)
Total loans	2,436,624	2,430,386	2,486,210	(2.0%	)
Allowance for loan losses – non-covered	(46,455)	(35,610)	(35,773)	29.9%
Allowance for loan losses – covered	(6,372)	(5,808)	(7,002)	(9.0%	)
Total allowance for loan losses	(52,827)	(41,418)	(42,775)	23.5%
Net loans	2,383,797	2,388,968	2,443,435	(2.4%	)

Premises and equipment	72,343	69,975	67,879	6.6%
FDIC indemnification asset	113,405	121,677	140,937	(19.5%	)
Intangible assets	69,510	69,732	70,410	(1.3%	)
Other real estate owned – non-covered	36,838	37,023	26,961	36.6%
Other real estate owned – covered	79,535	85,272	95,868	(17.0%	)
Other assets	64,986	54,956	47,442	37.0%
Total assets	$3,337,006	3,290,474	3,402,463	(1.9%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$371,293	335,833	332,168	11.8%
Interest bearing checking accounts	468,691	423,452	349,677	34.0%
Money market accounts	522,350	509,801	513,553	1.7%
Savings accounts	157,619	146,481	161,869	(2.6%	)
Brokered deposits	158,117	157,408	194,178	(18.6%	)
Internet time deposits	27,955	29,902	51,075	(45.3%	)
Other time deposits > $100,000	561,162	575,408	593,625	(5.5%	)
Other time deposits	563,872	576,752	648,296	(13.0%	)
Total deposits	2,831,059	2,755,037	2,844,441	(0.5%	)

Repurchase agreements	—	17,105	72,951	(100.0%	)
Borrowings	133,894	133,925	108,833	23.0%
Other liabilities	33,622	39,257	26,848	25.2%
Total liabilities	2,998,575	2,945,324	3,053,073	(1.8%	)

Shareholders’ equity
Preferred stock	63,500	63,500	65,000	(2.3%	)
Discount on preferred stock	—	—	(2,703)	(100.0%	)
Common stock	105,068	104,841	104,581	0.5%
Retained earnings	178,195	185,491	187,401	(4.9%	)
Accumulated other comprehensive income (loss)	(8,332)	(8,682)	(4,889)	70.4%
Total shareholders’ equity	338,431	345,150	349,390	(3.1%	)
Total liabilities and shareholders’ equity	$3,337,006	3,290,474	3,402,463	(1.9%	)

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First Bancorp and Subsidiaries Financial Summary - page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Yield on loans	5.80%	5.74%	6.04%	6.24%	5.97%
Yield on securities – tax-equivalent (1)	3.84%	3.95%	4.14%	3.90%	3.87%
Yield on other earning assets	0.29%	0.34%	0.29%	0.32%	0.29%
Yield on all interest earning assets	5.27%	5.29%	5.60%	5.77%	5.54%

Rate on interest bearing deposits	0.71%	0.77%	0.85%	0.91%	0.99%
Rate on other interest bearing liabilities	1.61%	1.27%	1.22%	1.25%	1.24%
Rate on all interest bearing liabilities	0.76%	0.81%	0.88%	0.93%	1.00%
Total cost of funds	0.67%	0.72%	0.78%	0.82%	0.89%

Net interest margin – tax-equivalent (2)	4.59%	4.55%	4.79%	4.92%	4.62%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(105)
Interest income – increased by accretion of loan discount (1)	2,578	1,730	3,339	4,014	2,515
Interest expense – reduced by premium amortization of deposits	33	58	96	130	53
Interest expense – reduced by premium amortization of borrowings	30	35	37	37	37
Impact on net interest income	$2,525	1,707	3,356	4,065	2,500

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011

Non-covered nonperforming assets
Nonaccrual loans	$69,665	73,566	75,013	71,570	69,250
Restructured loans - accruing	10,619	11,720	11,257	16,893	19,843
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	80,284	85,286	86,270	88,463	89,093
Other real estate	36,838	37,023	32,673	31,849	26,961
Total non-covered nonperforming assets	$117,122	122,309	118,943	120,312	116,054

Covered nonperforming assets (1)
Nonaccrual loans (2)	$42,369	41,472	36,536	37,057	56,862
Restructured loans - accruing	13,158	14,218	16,912	24,325	16,238
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	55,527	55,690	53,448	61,382	73,100
Other real estate	79,535	85,272	104,785	102,883	95,868
Total covered nonperforming assets	$135,062	140,962	158,233	164,265	168,968

Total nonperforming assets	$252,184	263,271	277,176	284,577	285,022
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	1.68%	1.00%	1.87%	2.22%	2.92%
Nonperforming loans to total loans	5.57%	5.80%	5.74%	6.14%	6.52%
Nonperforming assets to total assets	7.56%	8.00%	8.39%	8.54%	8.38%
Allowance for loan losses to total loans	2.17%	1.70%	1.55%	1.64%	1.72%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.49%	1.09%	1.26%	1.74%	1.97%
Non-covered nonperforming loans to non-covered loans	3.83%	4.12%	4.19%	4.33%	4.35%
Non-covered nonperforming assets to total non-covered assets	4.02%	4.30%	4.21%	4.25%	4.05%
Allowance for loan losses to non-covered loans	2.22%	1.72%	1.67%	1.69%	1.75%

(1)	Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2)	At March 31, 2012, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $68.3 million.

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